Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Accel Entertainment, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-236049) on Form S-8 of Accel Entertainment, Inc. of our report dated March 13, 2020, with respect to the consolidated balance sheets of Accel Entertainment, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Accel Entertainment, Inc.
Our report refers to a change in the method of accounting for revenue from contracts with customers and related costs as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.
Our report refers to the Company consummating a merger on November 20, 2019, which was accounted for as a reverse recapitalization. The Company’s common stock was adjusted retroactively to give effect for the exchange ratio.
/s/ KPMG LLP
Chicago, Illinois
March 13, 2020